CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257454 on Form S-4, Nos. 333-236279, 333-236280, 333-236281, and 333-259238 on Form S-8, and Registration Statement Nos. 333-214642 and 333-234758 on Form S-3 of our report dated August 19, 2022, except as it relates to the change in the measure of segment profit in Note 19, as to which the date is November 21, 2022, relating to the financial statements of Performance Food Group Company and our report on the effectiveness of internal control over financial reporting dated August 19, 2022 relating to the Annual Report on Form 10-K for the period ended July 2, 2022.

/s/ Deloitte and Touche LLP

Richmond, VA

November 21, 2022